                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
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                                                                 SEC FILE NUMBER
                                                                       001-33088
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                                                                    CUSIP NUMBER
                                                                       46589F108
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(CHECK ONE):
|_|Form 10-K      |_| Form 20-F     |_| Form 11-K     |X|Form 10-Q
|_| Form 10-D     |_| Form N-SAR    |_| Form N-CSR

                  For Period Ended:   DECEMBER 31, 2008
                                      ------------------------------------------
                  |_| Transition Report on Form 10-K
                  |_| Transition Report on Form 20-F
                  |_| Transition Report on Form 11-K
                  |_| Transition Report on Form 10-Q
                  |_| Transition Report on Form N-SAR
                  For the Transition Period Ended:
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  READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

IVIVI TECHNOLOGIES, INC.
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Full Name of Registrant

N/A
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Former Name if Applicable

135 CHESTNUT RIDGE ROAD
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Address of Principal Executive Office (STREET AND NUMBER)

MONTVALE, NEW JERSEY 07645
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

      b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
[X] portion thereof, will be filed on or before the (fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Ivivi Technologies, Inc. (the "Company") will not be able to timely file its Quarterly Report on Form 10-Q for the three month period ended December 31, 2008 (the "Form 10-Q") in the time period prescribed for such filing without unreasonable effort or expense. The delay in filing is principally attributable to the Company's need to analyze additional information in order to complete its financial statements to be included in the Form 10-Q.


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(Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      STEVEN M. GLUCKSTERN                   201                 476-9600
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             (Name)                       (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  |X| Yes |_| No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   |_|Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            IVIVI TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       IVIVI TECHNOLOGIES, INC.

Date: February 17, 2009                By: /s/ Steven M. Gluckstern
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                                           Steven M. Gluckstern
                                           President and Chief Executive Officer